Exhibit 10.11

DATE:	April 16, 2014

TO:	Vice Presidents

From:	Stephanie Pugliese

RE:	Confidential Vice President Bonus Plan

In recognition of the continuing growth and performance of the Company, we are pleased to offer this plan, which provides for a higher level of bonus awards for Vice Presidents. The Plan is designed to reward Vice Presidents for outstanding performance and effort when the Company achieves 80% or more of budgeted Earnings Before Tax and Bonus (EBT & B). Starting this year, Vice Presidents are eligible to receive a bonus of 30% of Eligible Wages at the 100% payout level. This compares to 20% in prior years and has been increased in recognition of Vice Presidents’ continued contribution to the profitability of the entire company. The Plan represents compensation that is in addition to your base salary.

The following Plan features are consistent with the 2013 Plan:

•	Bonus awards are based upon attainment of EBT & B

•	Bonus awards begin with a payout equal to 20% of bonus potential when EBT & B reaches 80% of budget

•	The maximum award will be 125% of bonus potential

The Vice President Bonus Plan Bonus plan potential is 30% of Eligible Wages at the 100% payout level

Eligible Wages - Bonus payout dollars will be calculated based on the employee’s Eligible Wages, which are defined as regular salary paid between January 1 and December 31, 2014. If an employee is promoted into a salaried position during 2014, the bonus award will be based on regular salary paid from the date of promotion through year end.

Eligibility For Bonus Payments - To be eligible for their bonus payout, employees must be employed by the Company in a salaried position as of Friday, March 13, 2015. The 2014 bonus payout, if any, will be made by March 13, 2015.

The 2014 Plan bonus award will be 80% of bonus potential at budget attainment.

Bonus award payouts for 2014 are further detailed in the following chart:

(000s) EBT & Bonus	Performance To Budget	% of Bonus Potential	Your Bonus Payout%
$16,480	80.0%	20.0%	6.00%	Threshold
$16,995	82.5%	27.5%	8.25%
$17,510	85.0%	35.0%	10.50%
$18,025	87.5%	42.5%	12.75%
$18,540	90.0%	50.0%	15.00%
$19,055	92.5%	57.5%	17.25%
$19,570	95.0%	65.0%	19.50%
$20,085	97.5%	72.5%	21.75%
$20,600	100.0%	80.0%	24.00%	Budget
$21,012	102.0%	84.0%	25.20%
$21,424	104.0%	88.0%	26.40%
$21,836	106.0%	92.0%	27.60%
$22,248	108.0%	96.0%	28.80%
$22,660	110.0%	100.0%	30.00%	Target
$24,308	118.0%	105.0%	31.50%
$25,956	126.0%	110.0%	33.00%
$27,604	134.0%	115.0%	34.50%
$29,252	142.0%	120.0%	36.00%
$30,900	150.0%	125.0%	37.50%	Max Bonus

Bonus awards for EBT & B results falling in between the levels indicated above will be prorated.

Bonus Award Examples

An individual with a 30% bonus potential who is paid $150,000 between January 1 and December 31, 2014 would earn the following bonus awards under the Plan:

1.	If the Company achieves 80% of budgeted EBT & B or $16,480,000, this individual will earn a bonus of $9,000 ($150,000 x 6% = $9,000).

2.	If the Company achieves 100% of budgeted EBT & B or $20,600,000, this individual will earn a bonus of $36,000 ($150,000 x 24% = $36,000).

3.	If the Company achieves 150% of budgeted EBT & B or $30,900,000, this individual will earn a bonus of $56,250 ($150,000 x 37.50% = $56,250).

This policy is administered at the discretion of the Company and may be modified at any time with the authorization of the Company’s CEO and/or Board of Directors.